Exhibit 99.1

Date: APRIL 29, 2005

FOR IMMEDIATE RELEASE	ATTN: Business News

Intermountain Community Bancorp Announces First Quarter Growth and Earnings

FIRST QUARTER HIGHLIGHTS

•	Net income for the quarter ended March 31, 2005 increases by 39.0% to $1.5 million compared to the same period last year

•	Net interest income after loan loss provision increases 44.5% to $6.1 million compared to the same period last year

•	Total assets increase 42.5% to $616.9 million compared to the same period last year

•	Loan and deposit balances increase 51.6% and 40.0%, respectively, compared to the same period last year

•	Book value per share increased 33.7% to $7.94 per share, compared to the quarter ended March 31, 2004

•	3-for-2 Stock split, effective March 10, 2005

•	Spokane, Washington office planned

Sandpoint, Idaho — (BUSINESS WIRE) — Curt Hecker, President and Chief Executive Officer of Intermountain Community Bancorp (OTCBB — IMCB.OB), announced record performance for the company for the quarter ending March 31, 2005. The company operates in Idaho and Oregon under the names Panhandle State Bank, Intermountain Community Bank and Magic Valley Bank. Hecker stated, “We are pleased with our financial results for the first quarter. During the first part of 2005, we have concentrated on final integration of the Magic Valley Bank acquisition and are successfully executing our business plan. We continue to see margin pressures as rates rise, and competitors vie for both loan and deposit customers in our market areas. We are building a unique company culture focused on our employees providing personal value to customers. This has allowed us to meet our profit and growth objectives for this quarter. In the first quarter of 2005, we rewarded our shareholders with a 3-for-2 stock dividend. We also announced that we will be entering the Spokane marketplace. This expansion into Washington State will allow us to better serve our existing customer base and expand our business banking focus into the eastern Washington market. The company continues to be the largest, locally owned state bank in Idaho and has an unrelenting commitment to its communities and customers.”

Key Financial Results ($ in thousands, except per share data):

Balance Sheet	March 31, 2005	March 31, 2004	Actual Change	% Change
Loans Receivable, net	$442,844	$292,127	$150,717	51.6%
Allowance for Loan Loss	$7,123	$5,282	$1,841	34.9%
Total Assets	$616,924	$432,835	$184,089	42.5%
Total Deposits	$508,697	$363,245	$145,452	40.0%

	Three Months Ended
	March 31,
Income Statement	2005	2004
Net Income	$1,495	$1,075
Annualized Return on Assets	1.00%	1.03%
Annualized Return on Equity	13.4%	15.5%
Basic Earnings Per Share	$0.26	$0.23
Diluted Earnings Per Share	$0.24	$0.20

Financial Highlights:

Net income for the quarter ended March 31, 2005 totaled $1.5 million, an improvement of 39.0% over the same period in 2004. Return on average assets and return on average equity for 2005 decreased slightly over the 2004 results as the bank’s assets and equity increased ahead of earnings. This was primarily due to the Snake River Bancorp, Inc. (“Snake River”) merger, which was completed in November 2004. At acquisition date, the Snake River acquisition contributed approximately $87.9 million in assets, $65.5 million in loans receivable and $69.6 million in deposits.

Net interest income after provision for loan losses rose to $6.1 million for the quarter ended March 31, 2005, an improvement of $1.9 million or 44.5% over the same period last year. The company continues to experience consistent growth in earning assets while maintaining a strong net interest margin. The growth in earnings is primarily due to the increase in average earning assets resulting from the Snake River acquisition and the bank’s internal production efforts. Intermountain’s net interest margin increased slightly to 4.66% for the quarter ended March 31, 2005 compared to 4.56% for the quarter ended March 31, 2004. The increase resulted from an increase in the yield on earning assets, but was partially offset by an increase in the cost of interest bearing liabilities.

The provision for losses on loans increased $162,000 for the quarter ended March 31, 2005 compared to the quarter ending March 31, 2004. The increase is due to the bank’s growth in loans over this time period and the need to increase our reserve for loan losses adequately to cover this growth.

Non-interest income for the quarter ended March 31, 2005 increased 48.7% or $668,000 over the quarter ended March 31, 2004. Fees and services charges improved 46.1% or $544,000 for the quarter. The increase in non-interest income is primarily due to account growth, expanded mortgage banking income, and contract income from the bank’s secured deposit program.

Non-interest expense for the quarter ended March 31, 2005 increased 48.8%, or $1.9 million compared to the quarter ended March 31, 2004. The major increase was in the area of personnel expense, which increased $1.1 million, or 49.4% for the quarter ended March 31, 2005 compared to the same period last year. The increase in personnel expense was primarily due to the addition of 3 branches as part of the Magic Valley acquisition and increases in staffing to support bank growth. Occupancy expenses for the quarter ended March 31, 2005 increased 51.2%, or $319,000 compared the quarter ended March 31, 2004. The increase is due to the increase in the number of branches and the need for more administrative office space to support bank growth. The Company also incurred additional legal, accounting and professional expenses related to its public filing as a registered company with the Securities and Exchange Commission and in preparation for compliance with the internal control requirements of the Sarbanes-Oxley Act.

Earnings per share for the quarter ended March 31, 2005 totaled $0.26, and on a fully diluted basis, $0.24 per share. This compares to earnings per share of $0.23 and diluted earnings per share of $0.20 for the same time period last year.

As of March 31, 2005, assets totaled $616.9 million, an increase of $184.1 million, or 42.5% over March 31, 2004 and an increase of $19.2 million, or 3.2% over December 31, 2004. The year over year increase is due to the Snake River merger, which was completed in November 2004 and strong organic growth. Total deposits grew 40.0%, or $145.4 million over March 31, 2004 to a total of $508.7 million, and loans receivable increased $150.7 million or 51.6% over March 31, 2004. Loans receivable totaled $442.8 million at March 31, 2005.

Total equity increased to $45.7 million, a 60.0% increase over March 31, 2004. The increase in equity resulted from retention of the bank’s net income and the addition of $13.0 million as part of the Snake River merger. Book value per share at March 31, 2005 totaled $7.94 versus $5.94 at March 31, 2004.

Company Activities:

Intermountain paid a 3-for-2 stock dividend in March 2005. This stock split rewarded it’s shareholders for continued support of IMCB during the bank’s growth period. In March 2005, IMCB announced that it is planning to open a branch in Spokane Valley, Washington. This expansion into Washington State fits with the longer-term strategic growth plans of the company.

Intermountain is headquartered in Sandpoint, Idaho, and has total assets of approximately $616.9 million as of March 31, 2005. Its banking subsidiary, Panhandle State Bank, offers financial services through offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d’Alene, Post Falls and Rathdrum in northern Idaho. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa and Caldwell, and in Ontario, Oregon. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls, Gooding and Jerome, Idaho.

All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp.

For more information on this press release or Intermountain Community Bancorp stock, please contact any of the individuals listed below or visit our website at www.intermountainbank.com. Bulletin Board ticker symbol IMCB.OB.

This news release contains forward-looking statements. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks including, but not limited to, the company’s failure to generate increased earning assets, limit credit losses, maintain adequate net interest margin, control fluctuations in operating results, maintain liquidity to fund assets, control operating expenses and retain key personnel. Actual results may differ materially.

Contacts:
Curt Hecker	Doug Wright
President & Chief Executive Officer	Executive Vice President
Intermountain Community Bancorp	Chief Financial Officer
Panhandle State Bank	Intermountain Community Bancorp
208-265-3300	Panhandle State Bank
curth@panhandlebank.com	208-665-3976
dougw@panhandlebank.com